424(B)(3)
                                                                       333-59404


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AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 25, 2006 TO THE MAY 1, 2006 PROSPECTUS FOR:
RETIREMENT INVESTMENT ACCOUNT(R)
--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced Prospectus and Statement of Additional Information, dated May 1, 2006, as previously supplemented (together the "Prospectus"). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of the Prospectus or supplement without charge upon request. Please contact the customer service group referenced in your Prospectus.

A.  Portfolio/Option Name Changes

All references in the Prospectus to the names of certain variable investment options are changed as indicated in the table below. All changes are effective on September 18, 2006, except for EQ/Lazard Small Cap Value and the Pooled separate accounts which are effective on September 1, 2006 and on or about November 1, 2006, respectively. Accordingly, all references to the respective corresponding Portfolios are also changed:

---------------------------------------------------------------------------------------------------------------------
 Current Fund Name                                      New Fund Name
---------------------------------------------------------------------------------------------------------------------
 Pooled separate accounts
---------------------------------------------------------------------------------------------------------------------
Alliance Balanced--Separate Account No. 10             AllianceBernstein Balanced--Separate Account No. 10
---------------------------------------------------------------------------------------------------------------------
Alliance Bond--Separate Account No. 13                 AllianceBernstein Bond--Separate Account No. 13
---------------------------------------------------------------------------------------------------------------------
Alliance Common Stock--Separate Account No. 4          AllianceBernstein Common Stock--Separate Account No. 4
---------------------------------------------------------------------------------------------------------------------
Alliance Mid Cap Growth Fund--Separate Account No. 3   AllianceBernstein Mid Cap Growth Fund--Separate Account No. 3
---------------------------------------------------------------------------------------------------------------------
 Separate Account No. 66
---------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth and Income                          EQ/AllianceBernstein Growth and Income
---------------------------------------------------------------------------------------------------------------------
EQ/Alliance Intermediate Government Securities         EQ/AllianceBernstein Intermediate Government Securities
---------------------------------------------------------------------------------------------------------------------
EQ/Alliance International                              EQ/AllianceBernstein International
---------------------------------------------------------------------------------------------------------------------
EQ/Alliance Large Cap Growth                           EQ/AllianceBernstein Large Cap Growth
---------------------------------------------------------------------------------------------------------------------
EQ/Alliance Quality Bond                               EQ/AllianceBernstein Quality Bond
---------------------------------------------------------------------------------------------------------------------
EQ/Alliance Small Cap Growth                           EQ/AllianceBernstein Small Cap Growth
---------------------------------------------------------------------------------------------------------------------
EQ/Bernstein Diversified Value                         EQ/AllianceBernstein Value
---------------------------------------------------------------------------------------------------------------------
EQ/Lazard Small Cap Value                              EQ/Small Cap Value(1)
---------------------------------------------------------------------------------------------------------------------

1 The fee structure of this portfolio has also changed. Please see the "Fee Table" in Section B for the new expense structure.

B.  Fee Table

The following is added under "Portfolio operating expenses expressed as an annual percentage of daily net assets":

---------------------------------------------------------------------------------------------------------------------
                                                                                                           Net Total
                                                                            Total Annual    Fee Waivers     Annual
                                                              Underlying      Expenses        and/or       Expenses
                                                              Portfolio       (Before         Expense        After
                       Management                  Other       Fees and       Expense       Reimburse-      Expense
      Portfolio Name      Fees       12b-1 Fees   Expenses     Expenses     Limitation)       ments*      Limitations
---------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST
----------------------------------------------------------------------------------------------------------------------
EQ/Small Cap Value(1)    0.73%        0.25%        0.19%          --          1.17%           (0.07)%        1.10%
---------------------------------------------------------------------------------------------------------------------

* The amounts shown reflect any fee waivers and/or expense reimbursements that applied to the Portfolio. A "--" indicates that there is no expense limitation in effect. "0.00%" indicates that the expense limitation arrangement did not result in a fee waiver or reimbursement. The amounts shown in this column for the Portfolio of EQ Advisors Trust result from Expense Limitation Agreements that the Investment Manager, AXA Equitable, has entered into with respect to the Portfolio. These agreements are effective through April 30,


888-1400A                                                Catalog # 136835 (7/06)
IF                                                                        x01373
SAR



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     2007. Under these agreements, AXA Equitable has agreed to waive or limit its fees and assume other expenses of certain Portfolios, if necessary, in an amount that limits each affected Portfolio's Total Annual Expenses (exclusive of interest, taxes, brokerage commissions, capitalized expenditures and extraordinary expenses) to not more than specified amounts. Therefore, each Portfolio may at a later date make a reimbursement to AXA Equitable for any of the management fees waived or limited and other expenses assumed and paid by AXA Equitable pursuant to the expense limitation agreement provided that the current Portfolio's current annual operating expenses do not exceed the operating expense limit determined by such Portfolio. See the Prospectus for each applicable underlying Trust for more information about the arrangements.

1 The fee structure of this portfolio has changed but the Net Total Annual Expenses After Expense Limitations remains the same. This portfolio was formerly known as EQ/Lazard Small Cap Value. See "Portfolio/Option Name Changes" in Section A.

C.  Example

This example is intended to help you compare the cost of investing in the RIA(SM) contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying Trust fees and expenses.

The example below shows the expenses (which expenses, including the Optional Participants Recordkeeping Services fee, are directly reflected in the participant's retirement account value) that a hypothetical contract owner would pay in the situations illustrated. For purposes of the example below, the ongoing operations fee is computed by reference to the actual aggregate annual ongoing operations fee as a percentage of total assets by employer plans in the RIA annuity contract other than corporate plans, resulting in an estimated ongoing operations fee of $85.37 per $10,000. The example reflects the $25 annual charge for the Optional Participant Recordkeeping Services.

We assume there is no waiver of the withdrawal charge and that no loan has been taken. The charges used in the example are the maximum expenses rather than the lower current expenses. The guaranteed interest option is not covered by the fee table and example. However, the ongoing operations fee, the withdrawal charge, the loan fee, the Optional Participant Recordkeeping Services fee, and the administrative fee if you purchase an annuity payout option do apply to amounts in the guaranteed interest option. This example should not be considered a representation of past or future expenses for any option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance.


---------------------------------------------------------------------------------------------------------------------
                         If you surrender your contract at the        If you annuitize at the end of the
                           end of the applicable time period                applicable time period
---------------------------------------------------------------------------------------------------------------------
                        1 year    3 years    5 years    10 years    1 year    3 years    5 years    10 years
---------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
---------------------------------------------------------------------------------------------------------------------
EQ/Small Cap Value(1)   $847      $1,251     1,669      $2,579      $406      $885       $1,387     $2,754
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                       If you do not surrender your contract at the end of the
                                      applicable time period
---------------------------------------------------------------------------------------------------------------------
                        1 year    3 years    5 years    10 years
---------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
---------------------------------------------------------------------------------------------------------------------
EQ/Small Cap Value(1)   $231      $710       $1,212     $2,579
---------------------------------------------------------------------------------------------------------------------

1 This portfolio was formerly known as EQ/Lazard Small Cap Value. See "Portfolio/Option Name Changes" in Section A.

D.  Investment Adviser Changes

Effective on or about September 1, 2006, subject to regulatory approval, Franklin Advisers, Inc. will serve as an adviser to the EQ/Small Cap Value portfolio (formerly, the EQ/Lazard Small Cap Value portfolio). Lazard Asset Management, LLC will continue to serve as an adviser. Also, effective on or about October 1, 2006, the following sub-adviser changes will occur: BlackRock Investment Management LLC will replace Mercury Advisors as sub-adviser to the EQ/Mercury Basic Value Equity and BlackRock Investment Management International Limited will replace Merrill Lynch Investment Managers International Limited as sub-adviser to the EQ/Mercury International Value. AXA Equitable will continue to serve as the portfolios' investment manager.

                      AXA Equitable Life Insurance Company
                           1290 Avenue of the Americas
                               New York, NY 10104
                                  212-554-1234

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